Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

between

SACHEM CAPITAL CORP.

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

Dated as of June 25, 2019

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of 25, 2019, is between Sachem Capital Corp., a New York corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”). Except as otherwise set forth in this Supplemental Indenture, all capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an Indenture, dated as of June 25, 2019 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.

The Company desires to issue and sell up to $23,000,000 aggregate principal amount (or up to $26,450,000 aggregate principal amount if the underwriters’ option to purchase additional Securities is exercised in full) of the Company’s 7.125% Notes due June 30, 2024 (the “Notes”).

Sections 901(4) and 901(6) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Base Indenture when there is no Security Outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 201 and Section 301 of the Base Indenture.

The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Base Indenture (“Future Supplemental Indenture”).

The Company has duly authorized the execution and delivery of this First Supplemental Indenture to provide for the issuance of the Notes and all acts and things necessary to make this First Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.
TERMS OF THE NOTES

Section 1.01. Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)       The Notes shall constitute a series of Senior Securities having the title “7.125% Notes due June 30,2024.” The Notes shall bear a CUSIP number of 78590A 208 and an ISIN of US78590A2087.

(b)       (b) The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Base Indenture, and except for any Securities that, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered under the Indenture) shall be up to $23,000,000 (or up to $26,450,000 aggregate principal amount if the underwriters’ option to purchase additional Securities is exercised in full). Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

(c)       The entire outstanding principal of the Notes shall be payable on June 30, 2024, unless earlier redeemed or repurchased in accordance with the provisions of the Indenture.

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(d)       The rate at which the Notes shall bear interest shall be 7.125% per annum. The Interest Payment Dates for the Notes shall be March 30, June 30, September 30 and December 30 of each year, commencing September 30, 2019 (if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment). The initial interest period will be the period from and including June 25, 2019, to, but excluding, September 30, 2019, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15, or December 15 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Payment of principal of (and premium, if any, on) and any such interest on the Notes will be made at the office of the Trustee located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Sachem Capital Corp. (7.125% Notes Due June 30, 2024) (Karen R. Beard, Vice President) or at such other address as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as the Notes are registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

(e)       The Notes shall be initially issuable in global form (each such Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this First Supplemental Indenture. Each Global Note shall represent the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 203 and 305 of the Base Indenture.

(f)       The depositary for such Global Notes (the “Depositary”) shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.

(g)       The Notes shall be defeasible pursuant to Section 1402 or Section 1403 of the Base Indenture. Covenant defeasance contained in Section 1403 of the Base Indenture shall apply to the covenants contained in Sections 1006, 1008 and 1009 of the Indenture.

(h)       The Notes shall be redeemable pursuant to Section 1101 of the Base Indenture and as follows:

(i)       The Notes will be redeemable in whole or in part at any time or from time to time, at the option of the Company, on or after June 30, 2021, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

(ii)       Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Notes to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.

(iii)       If the Company elects to redeem only a portion of the Notes, the Trustee will determine the method for selecting the particular Notes to be redeemed, in accordance with Section 1103 of the Base Indenture and the Investment Company Act and the rules of any national securities exchange or quotation system on which the Notes are listed, in each case to the extent applicable.

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(iv)       Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption.

(i)       The Notes shall not be subject to any sinking fund pursuant to Section 1201 of the Base Indenture.

(j)       The Notes shall be issuable in denominations of $25 and integral multiples of $25 in excess thereof.

(k)       Holders of the Notes will not have the option to have the Notes repaid prior to the Stated Maturity.

(l)       The Notes are hereby designated as “Senior Securities” under the Indenture.

ARTICLE II.
COVENANTS

Section 2.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Sections 1009, and 1010 thereto, each as set forth below:

“Section 1009. Asset Coverage Ratio.

The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not pay any dividends or make any distributions in excess of 90% of its taxable income, incur any Indebtedness or purchase any shares of its outstanding capital stock, unless, in every such case, at the time of the incurrence of such Indebtedness or at the time of any such dividend, distribution or purchase, the Company has an Asset Coverage of at least 150% after giving effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom or after deducting the amount of such purchase, price as the case may be. “Asset Coverage” means the ratio (expressed as a percentage) which the total assets of the Company bears to the aggregate amount of indebtedness (including the aggregate principal amount of the involuntary liquidation preference of redeemable preferred stock, if any), of the Company. For purposes of the Supplemental Indenture, “Indebtedness” means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations evidenced by notes, bonds, debentures or similar instruments; and (c) any lease of, or other arrangement conveying the right to use, any property by a Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

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“Section 1010. Commission Reports and Reports to Holders.

If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Holders of Notes and the Trustee for the period of time during which the Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company (which fiscal year ends on December 31), audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP.”

ARTICLE III.
MEETINGS OF HOLDERS OF SECURITIES

Section 3.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 1505 of the Base Indenture shall be amended by replacing clause (c) thereof with the following:

“(c) At any meeting of Holders, each Holder of a Security of such series or proxy shall be entitled to one vote for each $25.00 principal amount of the Outstanding Securities of such series held or represented by such Holder; provided, however, that no vote shall be cast or counted at any meeting in respect of any Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote, except as a Holder of a Security of such series or proxy.”

ARTICLE IV.
MISCELLANEOUS

Section 4.01. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.02. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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Section 4.03. This First Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.

Section 4.04. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 4.05. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 4.06. Notwithstanding anything else to the contrary herein, the terms and provisions of this First Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Base Indenture and this First Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding.

Section 4.07. The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

SACHEM CAPITAL CORP.

By:	/s/ John L. Villano
Name:	John L. Villano
Title:	Co-Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/Karen R. Beard
Name:	Karen R. Beard
Title:	Vice President

[Signature page to First Supplemental Indenture]

Exhibit A – Form of Global Note

This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company or a nominee thereof. This Security may not be exchanged in whole or in part for a Security registered, and no transfer of this Security in whole or in part may be registered, in the name of any Person other than The Depository Trust Company or a nominee thereof, except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of The Depository Trust Company to the issuer or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depository Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.

Sachem Capital Corp.

No. 0001	$ CUSIP No.: 78590A 208 ISIN: US78590A2087

7.125% Notes due June 30, 2024

Sachem Capital Corp., a corporation duly organized and existing under the laws of New York (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of TWENTY THREE MILLION AND 00/100 Dollars (U.S. $23,000,000.00) on June 30, 2024 and to pay interest thereon from June 25, 2019, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 30, June 30, September 30 and December 30 in each year, commencing September 30, 2019, at the rate of 7.125% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15, or December 15 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.

[Global Note – First Supplemental Indenture]

Payment of the principal of (and premium, if any, on) and any such interest on this Security will be made at the office of the Trustee located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Sachem Capital Corp (&.125% Notes Due June 30, 2024) or at such other address as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as this Security is registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

SACHEM CAPITAL CORP.

By:
Name:
Title:

Attest

By:
Name:
Title:

[Global Note – First Supplemental Indenture]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: June 25, 2019

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Global Note – First Supplemental Indenture]

Sachem Capital Corp.

7.125% Notes due June 30, 2024

This Security is one of a duly authorized issue of Senior Securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of June 21, 2019 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the First Supplemental Indenture relating to the Securities, dated as of June 25, 2019, by and between the Company and the Trustee (herein called the “First Supplemental Indenture”; the First Supplemental Indenture and the Base Indenture collectively are herein called the “Indenture”). In the event of any conflict between the Base Indenture and the First Supplemental Indenture, the First Supplemental Indenture shall govern and control.

This Security is one of the series designated on the face hereof, which series is initially limited in aggregate principal amount to $23,000,000.00. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

The Securities of this series are subject to redemption in whole or in part at any time or from time to time, at the option of the Company, on or after June 30, 2021, at a redemption price per security equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Securities to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.

If the Company elects to redeem only a portion of the Securities, the Trustee will determine the method for selecting the particular Securities to be redeemed, in accordance with Section 1.01 of the First Supplemental Indenture and Section 1103 of the Base Indenture. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities called for redemption.

Holders of Securities do not have the option to have the Securities repaid prior to June 30, 2024.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity, security, or both satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company, the Trustee, or the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, or the Security Registrar and any agent of the Company, the Trustee, or the Security Registrar may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee, the Security Registrar or any agent thereof shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.